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                                                                    Exhibit 99.1

FMC Corporation Announces Closing of $355 million Senior Secured Notes Offering and $540 million of Senior Secured Credit Facilities

PHILADELPHIA, October 21, 2002 -- FMC Corporation (NYSE: FMC) reported today that its previously announced offering of $355 million of 10 1/4% senior secured notes due 2009, its new $500 million senior secured credit agreement and a $40 million supplemental secured standby letter of credit facility closed today. The new credit agreement provides for a three-year, $250 million revolving credit facility and a five-year, $250 million term loan. The supplemental letter of credit facility has a three-year term.

         FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,700 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

         FMC Corporation makes this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities, nor will there be any sale of the notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will be issued in reliance on the exemption from the registration requirements provided by Rule 144A. None of the notes have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

         Safe Harbor Statement under the Private Securities Act of 1995:
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary.

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